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                                                                 EXHIBIT 11

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                          TRANSAMERICA CORPORATION
                (Amounts in thousands, except per share data)


                                                Year ended December 31
                                             1995       1994          1993
Primary

Average shares outstanding .............     68,758     72,592        78,495
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price ...........      1,265*     1,246*        1,788*
                                             ______     ______        ______
                            TOTAL ......     70,023     73,838        80,283
                                             ======     ======        ======

Net income .............................   $470,532   $427,227      $377,413
Preferred dividends ....................    (18,036)   (31,622)(1)   (23,629)
                                           ________   ________      ________
Net income to common ...................   $452,496   $395,605      $353,784
                                           ========   ========      ========

Per share amount .......................      $6.58      $5.45         $4.51
                                              =====      =====         =====

Fully Diluted

Average shares outstanding .............     68,758     72,592        78,495
Net effect of dilutive stock options--
  based on the treasury stock method
  using the year-end market price, if
  higher than average market price .....      1,414*     1,246*        2,000*
                                             ______    _______        ______
                            TOTAL ......     70,172     73,838        80,495
                                             ======    =======        ======

Net income .............................   $470,532   $427,227      $377,413
Preferred dividends ....................    (18,036)   (31,622)(1)   (23,629)
                                           ________   ________      ________
Net income to common ...................   $452,496   $395,605      $353,784
                                           ========   ========      ========

Per share amount .......................      $6.58      $5.45         $4.51
                                              =====      =====         =====


*Not included in per share calculation because effect is less than 3%.
(1) Includes expenses of $6,743 associated with redemption of Series D preferred stock.